Exhibit 4.2

AMERICAN HOMES 4 RENT, L.P.,

AS ISSUER,

AMERICAN RESIDENTIAL PROPERTIES OP, L.P.,

AS SUBSIDIARY GUARANTOR,

AND

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 7, 2018

$500,000,000 4.250% SENIOR NOTES DUE 2028

SUPPLEMENT TO INDENTURE

DATED AS OF FEBRUARY 7, 2018, BETWEEN

AMERICAN HOMES 4 RENT, L.P., AS ISSUER,

AND

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE, dated as of February 7, 2018 (this “First Supplemental Indenture”), among AMERICAN HOMES 4 RENT, L.P., a Delaware limited partnership (the “Operating Partnership”), having its principal executive office located at 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, AMERICAN RESIDENTIAL PROPERTIES OP, L.P., a Delaware limited partnership, as subsidiary guarantor (the “Subsidiary Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”), which supplements that certain Indenture, dated as of February 7, 2018, by and between the Operating Partnership and the Trustee (the “Base Indenture,” and together with this First Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Operating Partnership has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Operating Partnership’s debentures, notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Operating Partnership may create one or more series of the Operating Partnership’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Operating Partnership intends by this First Supplemental Indenture to (i) create a series of the Operating Partnership’s debt securities, in an initial aggregate principal amount equal to $500,000,000, entitled 4.250% Senior Notes due 2028 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the consent of Holders to the execution and delivery of this First Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this First Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT

SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Company” means American Homes 4 Rent, a Maryland real estate investment trust.

“Consolidated Income Available for Debt Service” means, for any period of time, the Operating Partnership’s Consolidated Net Income for such period, plus amounts which have been deducted and minus amounts which have been added for such period, without duplication:

(a) Interest Expense on Indebtedness; (b) provision for taxes based on income; (c) depreciation, amortization and all other non-cash items deducted at arriving at Consolidated Net Income and premium and deferred financing costs; (d) provision for gains, losses or impairments on sales or other dispositions of properties and other investments; (e) extraordinary and non-recurring items, as the Operating Partnership determined in good faith; and (f) non-controlling interests (other than with respect to cash dividends and distributions actually received and included in the definition of “Consolidated Net Income” as set forth below). In each case for such period, the Operating Partnership will reasonably determine amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.

“Consolidated Net Income” means, for any period of time, the amount of net income, or loss, for the Operating Partnership and its Consolidated Subsidiaries for such period, excluding, net income (or losses) attributable to non-controlling interests in unconsolidated Persons except to the extent of cash dividends and distributions actually received by the Operating Partnership or one of its Consolidated Subsidiaries during such period, all determined in accordance with GAAP.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements of that Person and its consolidated subsidiaries prepared in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of the Operating Partnership that is consolidated in its Consolidated Financial Statements.

“Credit Agreement” means the Credit Agreement, dated August 17, 2016, by and among the Operating Partnership, as borrower, the Company, as parent, Wells Fargo Bank, National Association, as administrative agent, and the other lending institutions that are parties thereto, as lenders, as it may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, refunded or replaced (in whole or in part, including with any new credit agreement or facility) from time to time.

“Depository” means The Depository Trust Company or any successor securities clearing agency.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any required calculation or determination.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of the Operating Partnership or any Subsidiary of the Operating Partnership will be deemed to be Incurred by the Operating Partnership or such Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligation of a Subsidiary of the Operating Partnership existing prior to the time it became a Subsidiary of the Operating Partnership will be deemed to be Incurred upon such Subsidiary becoming a Subsidiary of the

Operating Partnership; and Indebtedness or other obligation of a Person existing prior to a merger or consolidation of such Person with the Operating Partnership or any Subsidiary of the Operating Partnership in which such Person is the successor to the Operating Partnership or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than the Operating Partnership, the Company or any Consolidated Subsidiary or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not the Operating Partnership, the Company or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness,” of the Operating Partnership or any Consolidated Subsidiary means, without duplication, any of the Operating Partnership’s indebtedness or that of any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by the Operating Partnership or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than the Operating Partnership or a Consolidated Subsidiary which is secured by any lien on property or other asset owned by the Operating Partnership or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value (determined in good faith by the Operating Partnership) of the property subject to such lien; (c) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued; or (d) any lease of property by the Operating Partnership or any Consolidated Subsidiary as lessee which is reflected on the Operating Partnership’s consolidated balance sheet as a capitalized lease in accordance with GAAP; to the extent, in the case of indebtedness under (a) through (c) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership’s consolidated balance sheet in accordance with GAAP. Indebtedness also (1) includes, to the extent not otherwise included, any non-contingent obligation by the Operating Partnership or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Operating Partnership or any Consolidated Subsidiary) of the type described in clauses (a)-(d) of this definition, other than obligations to be liable for the Indebtedness of another Person solely as a result of customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions, and (2) excludes, any such indebtedness (or obligation referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of the Operating Partnership and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which the Operating Partnership or any Guarantor is the borrower or issuer, such Indebtedness is subordinate in right of payment to the Notes.

“Interest Expense” means, for any period of time, the interest expense of, the Operating Partnership and its Subsidiaries’ Indebtedness, determined on a consolidated basis in accordance with GAAP, but excluding: (i) interest reserves funded from the proceeds of any loan;

(ii) amortization of deferred financing costs, including gains or losses on early extinguishment of debt; (iii) prepayment penalties; (iv) non-cash swap ineffectiveness charges; and (v) any expenses resulting from the discounting of any indebtedness in connection with the application of purchase accounting in connection with any acquisition; and including, without duplication, effective interest in respect of original issue discount as determined in accordance with GAAP.

“Make-Whole Amount” means the excess of (1) the net present value, on the Redemption Date, of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if such redemption had not been made (calculated as if the maturity date of the Notes was the Par Call Date), over (2) the aggregate principal amount of the Notes being redeemed. Net present value shall be calculated by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as determined on the third Business Day preceding the date of redemption) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption.

“Reinvestment Rate” means 0.25%, plus the weekly yield for the most recent week set forth in the most recent Statistical Release (as defined below) for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity (assuming, for the purposes of this definition, that the Notes mature on the Par Call Date), as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the yield in the above manner, then the yield will be determined in the manner that most closely approximates the above manner, as the Operating Partnership reasonably determine.

“Reporting Date” means each fiscal quarter covered in the Operating Partnership’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the Commission, as the case may be.

“Secured Debt” means, as of any date, that portion of principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, of the Operating Partnership and its Consolidated Subsidiaries as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Statistical Release” means the statistical release designated “H.15” or any comparable online data source or publication which is made available by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

“Subsidiary” means (1) any corporation at least a majority of the total voting power of whose outstanding Voting Stock is owned, directly or indirectly, at the date of determination by the Operating Partnership and/or one or more other Subsidiaries, and (2) any other Person in which the Operating Partnership, and/or one or more other Subsidiaries, directly or indirectly, at the date of determination, (x) own at least a majority of the outstanding ownership interests or (y) have the power to elect or direct the election of, or to appoint or approve the appointment of, at least a majority of the directors, trustees or managing members of, or other persons holding similar positions with, such Person.

“Total Assets” means, as of any time, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding accounts receivable and non-real estate intangibles, of the Operating Partnership and its Consolidated Subsidiaries, all determined in accordance with GAAP.

“Total Unencumbered Assets” means, as of any time, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a lien securing Indebtedness and all other assets, excluding accounts receivable and non-real estate intangibles, of the Operating Partnership and its Consolidated Subsidiaries not subject to a lien securing Indebtedness, all determined in accordance with GAAP; provided, however, that all investments by the Operating Partnership or its Consolidated Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included for the purposes of Section 2.1(c).

“Undepreciated Real Estate Assets” means, as of any time, the cost (original cost plus capital improvements) of the Operating Partnership’s real estate assets and related intangibles and the real estate assets and related intangibles of the Operating Partnership’s Consolidated Subsidiaries on such date, before depreciation and amortization, all determined in accordance with GAAP.

“Unsecured Debt” means that portion of the outstanding principal amount of the Operating Partnership and its Consolidated Subsidiaries’ Indebtedness, excluding Intercompany Indebtedness, that is not Secured Debt.

“Voting Stock” means, with respect to any Person, any class or series of capital stock of, or other equity interests in, such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such Person.

Section 1.2 Creation of the Notes. In accordance with Section 301 of the Base Indenture, the Operating Partnership hereby creates the Notes as a separate series of its senior unsecured debt securities, entitled “4.250% Senior Notes due 2028”, issued pursuant to the

Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $500,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3 Form of the Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4 Terms and Provisions of the Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented and amended by this First Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a) Registration and Form. The Notes shall be issuable in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall be substantially in the form of Exhibit A attached hereto.

(b) Payment of Principal and Interest. All payments of principal, Make-Whole Amount, if any, and interest in respect of the Global Notes will be made by the Operating Partnership in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The Notes shall mature, and the unpaid principal thereon, shall be payable, on February 15, 2028, subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the Notes shall be 4.250%. Interest on the Notes will be payable semi-annually in arrears on each February 15 and August 15, commencing August 15, 2018 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on February 1 for Interest Payment Dates of February 15 and August 1 for Interest Payment Dates of August 15 (in each case, whether or not a Business Day) (each, a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Notes shall accrue from February 7, 2018.

(c) Sinking Fund. There shall be no sinking fund provided for the Notes.

(d) Redemption at the Option of the Operating Partnership.

(1) The Operating Partnership shall have the right to redeem the Notes at its option and in its sole discretion in whole at any time or in part from time to time, (x) prior to November 15, 2027 (the “Par Call Date”), at a Redemption Price equal to the sum of: (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date; and (2) the Make-Whole Amount, if any, and (y) on or after the Par Call Date, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(2) The Operating Partnership shall not redeem the Notes pursuant to Section 1.4(d)(1) hereof on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Operating Partnership in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e) Payment of Notes Called for Redemption by the Operating Partnership.

(1) If notice of redemption has been given as provided in Article Eleven of the Base Indenture, the Notes or portion of Notes with respect to which such notice has been given shall become irrevocably due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Operating Partnership shall default in the payment of the Redemption Price, so long as the Paying Agent holds funds irrevocably deposited with it sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the date of the deposit, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes being redeemed shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On surrender of such Notes at the place of payment specified in such notice of redemption, the said Notes or the specified portions thereof shall be paid and redeemed by the Operating Partnership at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2) The Notes will not be convertible or exchangeable for any other security or property.

(f) Additional Issues. The Operating Partnership may, from time to time, without notice to or the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional debt securities, in which case any additional debt securities so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the public offering price and the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes. Additional debt securities issued in this manner will be consolidated with, and form a single series of debt securities with, the Notes; provided, however, that such additional debt securities will not be issued with the same CUSIP number as the Notes (and hence will not be treated as part of the same issuance for U.S. federal income tax purposes), unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, or is otherwise treated as part of the same issue as the Notes for U.S. federal income tax purposes.

(g) Other. The public offering price of the Notes issued on the date hereof was 99.442% of par value.

Section 1.5 Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a) The Operating Partnership shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b) Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Operating Partnership, the Trustee and any agent of the Operating Partnership or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Operating Partnership or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such Depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR THE BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Operating Partnership hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1 Negative Covenants.

(a) Limitation on Indebtedness. The Operating Partnership will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Operating Partnership or any of its Subsidiaries in compliance with the Indenture, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of the Operating Partnership and its Consolidated Subsidiaries’ outstanding Indebtedness, excluding Intercompany Indebtedness, would be greater than 60% of the sum of, without duplication: (1) Total Assets as of the end of the most recent Reporting Date; and (2) the aggregate purchase price of any assets acquired, and the aggregate amount of any debt or securities offering proceeds received (to the extent that such proceeds were not used to acquire assets or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of the most recent Reporting Date, including those proceeds obtained in connection with the Incurrence of such additional Indebtedness.

(b) Limitation on Secured Debt. The Operating Partnership will not, and will not permit any of its Subsidiaries to, Incur any Secured Debt, other than Intercompany Indebtedness and guarantees of Secured Debt Incurred by the Operating Partnership or any of its Subsidiaries in compliance with the Indenture, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of Secured Debt would be greater than 40% of the sum of, without duplication: (1) Total Assets as of the end of the most recent Reporting Date; and (2) the aggregate purchase price of any assets acquired, and the aggregate amount of any debt or securities offering proceeds received (to the extent that such proceeds were not used to acquire assets or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of the most recent Reporting Date, including those proceeds obtained in connection with the Incurrence of such additional Secured Indebtedness.

(c) Maintenance of Unencumbered Assets. The Operating Partnership will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all of the Operating Partnership and its Subsidiaries’ outstanding total Unsecured Debt, determined on a consolidated basis in accordance with GAAP.

(d) Debt Service Ratio. The Operating Partnership will not permit the ratio of Consolidated Income Available for Debt Service to Interest Expense for the period consisting of the four consecutive fiscal quarters ended on the most recent Reporting Date to be less than 1.5:1 as of such Reporting Date.

Section 2.2 Guarantees.

(a) Additional Guarantors. If on or after the date of this First Supplemental Indenture, the Company or any Subsidiary of the Operating Partnership guarantees the Operating Partnership’s indebtedness under, or otherwise becomes an obligor with respect to, the Credit Agreement (if the Company or such Subsidiary, as the case may be, is not already a Guarantor of the Notes), such entity (each, a “Possible Future Guarantor”) shall immediately be and become, automatically and without the execution or delivery of any supplemental indenture or other instrument or other action by any Person, jointly and severally with any other Guarantors of the Notes, a Guarantor of the Notes and shall be subject to and bound by all of the terms and provisions of the Indenture applicable to a Guarantor of the Notes (subject to Section 2.2(b)); provided that the Operating Partnership shall cause such Possible Future Guarantor to within thirty (30) calendar days, (i) execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B to acknowledge such Guarantee in accordance with this Section 2.2 and Article Sixteen of the Indenture, and (ii) deliver to the Trustee, in addition to any other documents to be delivered to the Trustee pursuant to Section 903 of the Base Indenture, an Opinion of Counsel to the effect that (x) the execution of such supplemental indenture is authorized or permitted by the Base Indenture, and (y) such supplemental indenture, has been duly authorized, executed and delivered by, and is a valid and binding obligation of such entity, enforceable against such entity in accordance with its terms, subject to customary exceptions. For so long as any Possible Future Guarantor provides a Guarantee, such Possible Future Guarantor shall agree that it waives and will not in any manner whatsoever claim or take the benefit or advantage of any right of reimbursement, indemnity or subrogation or any other rights against the Operating Partnership as a result of any payment by it under its guarantee until the Notes have been paid in full.

(b) Release of Guarantee. The Guarantee of any Guarantor (including, without limitation, the Guarantee of the Subsidiary Guarantor) shall automatically and unconditionally terminate and be released and the Indenture and any supplemental indenture, to the extent relating thereto, shall no longer have any effect, upon: (i) such Guarantor no longer guaranteeing or otherwise being an obligor with respect to the Credit Agreement; provided that the foregoing provisions of this clause (i) and any release of such Guarantor’s Guarantee pursuant to this clause (i) shall not limit the obligation of such Guarantor to guarantee the Notes at any time thereafter pursuant to this Section 2.2; or (ii) legal defeasance, covenant defeasance or discharge of the Notes, as provided under Article Four of the Base Indenture.

Section 2.3 Covenant Defeasance and Waiver of Covenant. The covenants set forth in Sections 2.1 and 2.2 shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

ARTICLE THREE

ADDITIONAL AMENDMENTS

Section 3.1 Events of Default. Section 3.1(a) shall replace Section 501(5) of the Base Indenture with respect to the Notes only.

(a) failure to pay any recourse indebtedness for monies borrowed by the Operating Partnership in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable notice and grace period, which recourse indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) calendar days after written notice to the Operating Partnership from the Trustee (or to the Operating Partnership and the Trustee from Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding);

ARTICLE FOUR

TRUSTEE

Section 4.1 Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Operating Partnership in the United States of America. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Operating Partnership or the Subsidiary Guarantor. The recitals of fact contained herein shall be taken as the statements solely of the Operating Partnership and the Subsidiary Guarantor, as applicable, and the Trustee assumes no responsibility for the correctness thereof.

Section 4.2 Preferential Collection of Claims. If the Trustee shall be or become a creditor of the Operating Partnership (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Operating Partnership (or any such other obligor). The Trustee is permitted to engage in other transactions with the Operating Partnership and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 4.3 Calculation with Respect to the Notes. The Operating Partnership shall be responsible for making all calculations required under this First Supplemental Indenture or with respect to the Notes. The Operating Partnership will make such calculations in good faith and, absent manifest error, the Operating Partnership’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Operating Partnership shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Operating Partnership’s calculations without independent verification. The Trustee shall forward the Operating Partnership’s calculations to any Holder of the Notes upon request.

Section 4.4 Additional Provisions Concerning the Trustee. U.S. Bank National Association is acting under this First Supplemental Indenture solely in its capacity as Trustee under the Base Indenture and not in its individual capacity. In acting hereunder, the Trustee shall be entitled to all of the rights, privileges and immunities granted to it under the Base Indenture, as if such rights, privileges and immunities were set forth herein.

ARTICLE FIVE

SUBSIDIARY GUARANTOR

Section 5.1 Initial Guarantee.

(a) Subject to Section 2.2(b) of this First Supplemental Indenture, the Subsidiary Guarantor hereby agrees in accordance with Article Sixteen of the Base Indenture to, jointly and severally with any other Guarantors of the Notes, fully and unconditionally guarantee the Operating Partnership’s obligations under the Notes on a direct, unsecured and unsubordinated basis, including the due and punctual payment of principal of, premium, if any, and interest on, the Notes, whether at Stated Maturity, upon redemption, by acceleration or otherwise until released in accordance with the Indenture.

(b) The Subsidiary Guarantor acknowledges that it has received and reviewed a copy of the Base Indenture and all other documents it deems necessary to review in order to enter into this First Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture.

(c) All notices or other communications to the Subsidiary Guarantor shall be given as provided in Section 105 of the Base Indenture.

ARTICLE SIX

MISCELLANEOUS PROVISIONS

Section 6.1 Ratification of Base Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this First

Supplemental Indenture and the Base Indenture, the language of this First Supplemental Indenture shall control.

Section 6.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.3 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Operating Partnership and the Subsidiary Guarantor shall bind their successors and assigns, whether so expressed or not.

Section 6.4 Separability Clause. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.5 GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS FIRST SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TRUST INDENTURE ACT, THAT ARE REQUIRED TO BE PART OF THIS FIRST SUPPLEMENTAL INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS.

Section 6.6 Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

AMERICAN HOMES 4 RENT, L.P.

By:	American Homes 4 Rent, its general partner

By:	/s/ Diana Laing
Name: Diana Laing
Title: Chief Financial Officer

AMERICAN RESIDENTIAL PROPERTIES OP, L.P.

By:	New ARP GP, LLC, its general partner

By: American Homes 4 Rent, L.P., its sole member

By: American Homes 4 Rent, its general partner

By:	/s/ Diana Laing
Name: Diana Laing
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

EXHIBIT A

Form of 4.250% Senior Note due 2028

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMERICAN HOMES 4 RENT, L.P.

4.250% SENIOR NOTE DUE 2028

No. 1

CUSIP No.: 02666T AA5

ISIN: US02666TAA51

$500,000,000

AMERICAN HOMES 4 RENT, L.P., a Delaware limited partnership (herein called the “Operating Partnership,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on February 15, 2028 at the office or agency of the Operating Partnership maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on February 15 and August 15 of each year, commencing August 15, 2018 on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 4.250%, from the February 15 or August 15, as the case may be, next preceding such Interest Payment Date to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from February 7, 2018 until payment of said principal sum has been paid or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Operating Partnership, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the February 1 or August 1 (whether or not a Business Day) next preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. In the event of a conflict between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

*	Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Operating Partnership has caused this Note to be duly executed.

Dated: [•]

AMERICAN HOMES 4 RENT, L.P.

By:	American Homes 4 Rent, its general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: [•]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

REVERSE SIDE OF NOTE

AMERICAN HOMES 4 RENT, L.P.

4.250% SENIOR NOTE DUE 2028

This Note is one of a duly authorized issue of Notes of the Operating Partnership, designated as its 4.250% Senior Notes due 2028 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of February 7, 2018 (herein called the “Base Indenture”), between the Operating Partnership and U.S. Bank National Association, as trustee (herein called the “Trustee”), as supplemented by the First Supplemental Indenture dated as of February 7, 2018 (herein called the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Operating Partnership, the Subsidiary Guarantor named therein and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Operating Partnership, the Subsidiary Guarantor and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

The Operating Partnership shall have the right to redeem the Notes at its option and in its sole discretion in whole at any time or in part from time to time, (x) prior to November 15, 2027 (the “Par Call Date”), at a Redemption Price equal to the sum of: (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date; and (2) the Make-Whole Amount, if any, and (y) on or after the Par Call Date, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

The Operating Partnership shall not redeem the Notes pursuant to Section 1.4(d)(1) of the First Supplemental Indenture on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Operating Partnership in the payment of the Redemption Price with respect to the Notes to be redeemed).

If an Event of Default (other than an Event of Default specified in Section 501(6), 501(7) or 501(8) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes may be declared to be due and payable immediately by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(6), 501(7) or 501(8) of the Base Indenture occurs, the principal of and premium, if any, and accrued and unpaid interest on all the Notes shall be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders.

The Indenture contains provisions permitting the Operating Partnership and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or any Guarantee or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Operating Partnership and the Holder of the Notes, the obligation of the Operating Partnership, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. At the office or agency of the Operating Partnership referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Notes are not subject to redemption through the operation of any sinking fund.

No recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Operating Partnership in the Indenture or any supplemental indenture or in any Note, or because of any indebtedness evidenced thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, shareholder, officer, trustee, director or agent, as such, of the Operating Partnership, the Company, any Guarantor or of any of the Operating Partnership’s, the Company’s or any Guarantor’s predecessors or successors, either directly or through the Operating Partnership, the Company or any Guarantor or any predecessor or successor of the Operating Partnership, Company or any Guarantor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                   to transfer this Note on the books of the Operating Partnership. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

 The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY

POSSIBLE FUTURE GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of [•], among AMERICAN HOMES 4 RENT, L.P., a Delaware limited partnership (the “Operating Partnership”), [POSSIBLE FUTURE GUARANTOR] (the “New Guarantor”), an affiliate of the Operating Partnership and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Operating Partnership and the Trustee are parties to an Indenture, dated as of February 7, 2018 (the “Base Indenture”), providing for the issuance from time to time for its lawful purposes of debt securities evidencing the Operating Partnership’s debentures, notes or other evidences of indebtedness, which may be guaranteed by certain entities.

WHEREAS, the Operating Partnership, the guarantor party thereto and the Trustee, are parties to the First Supplemental Indenture, dated as of February 7, 2018 (the “First Supplemental Indenture,” and together with the Base Indenture, as amended from time to time, the “Indenture”), entered into pursuant to the Base Indenture, which established and provided for the issuance of, in an initial aggregate principal amount of $500,000,000, a series of the Operating Partnership’s debt securities designated as the “4.250% Senior Notes due 2028” (the “Notes”);

WHEREAS, the Indenture provides, among other things, that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Notes on the terms and conditions set forth in Article Sixteen of the Base Indenture and Section 2.2 of the First Supplemental Indenture; and

WHEREAS, pursuant to Section 901 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders.

NOW, THEREFORE IT IS AGREED:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. The New Guarantor hereby agrees in accordance with Article Sixteen of the Base Indenture and Section 2.2 of the First Supplemental Indenture to, jointly and severally with any other Guarantors of the Notes, fully and unconditionally guarantee the Operating Partnership’s obligations under the Notes on a direct, unsecured and unsubordinated basis, including the due and punctual payment of principal of, premium, if any, and interest on, the Notes, whether at Stated Maturity, upon redemption, by acceleration or otherwise until released in accordance with the Indenture.

Section 3. The New Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture.

Section 4. All notices or other communications to the New Guarantor shall be given as provided in Section 105 of the Base Indenture.

Section 5. Except as expressly amended hereby, all the terms, conditions and provisions of the Indenture shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TRUST INDENTURE ACT, THAT ARE REQUIRED TO BE PART OF THIS SUPPLEMENTAL INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS.

Section 7. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 8. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 9. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Guarantee of the New Guarantor or for or in respect of the recitals contained herein, all of which recitals are made solely by the Operating Partnership and the New Guarantor, and the Trustee assumes no responsibility for the same. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

[Signature Page Follows]

B-2

AMERICAN HOMES 4 RENT, L.P.

By:	American Homes 4 Rent, its general partner

By:
Name:
Title:

[POSSIBLE FUTURE GUARANTOR]

By:
Name:
Title:

[TRUSTEE]

By:
Name:
Title:

B-3